Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2009 THIRD QUARTER FINANCIAL RESULTS

Clarksville, Indiana—July 24, 2009. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank, F.S.B. (the "Bank"), today reported net income of $153,000, or $0.06 per diluted share, for the quarter ended June 30, 2009, compared to net income of $41,000 for the same period in 2008.

On October 6, 2008, the Company completed its initial public offering in connection with the Bank’s conversion from the mutual to stock form of organization. Accordingly, the reported results for 2008 and prior periods relate solely to the operations of the Bank.

Net interest income after provision for loan losses increased $600,000 for the quarter ended June 30, 2009 as compared to the same period in 2008. Interest income increased $129,000 when comparing the two periods primarily due to an increase in the average balance of earning assets from $197.4 million in 2008 to $225.9 million in 2009, which more than offset a decrease in the average tax-equivalent yield on interest-earning assets from 6.39% for the three-month period ended June 30, 2008 to 5.84% for the same period in 2009.  Interest expense decreased $410,000 when comparing the two periods as the average cost of interest-bearing liabilities decreased from 3.37% to 2.36%, which more than offset an increase of those liabilities from $174.7 million in 2008 to $179.8 million in 2009. The provision for loan losses decreased $61,000 from $333,000 for the three-month period ended June 30, 2008 to $272,000 for the same period in 2009.

Noninterest income increased $39,000 for the three-month period ended June 30, 2009 as compared to the same period in 2008. The increase was primarily due to increases in service charges on deposit accounts and gain on sales of mortgage loans of $22,000 and $6,000, respectively, and the increase in cash surrender value of life insurance which was $7,000 higher when comparing the two periods.

Noninterest expenses increased $519,000 for the three-month period ended June 30, 2009 as compared to the same period in 2008. Compensation and benefits expense increased $107,000 primarily due to $33,000 in ESOP compensation expense, a reduction of $51,000 in compensation and benefits costs deferred in connection with loan originations and increased staffing and normal salary increases. Professional fees increased $77,000 primarily due to consulting fees related to Sarbanes-Oxley compliance and evaluation of the Bank’s current and prospective core processing vendors. Other operating expenses increased $317,000 primarily due to increases in FDIC premiums of $200,000, including the special one-time assessment for the quarter ended June 30, 2009 which amounted to $97,000, employee and director related expenses, and other operating expenses.

The Company recognized income tax benefits of $2,000 and $10,000 for the three-month periods ended June 30, 2009 and 2008, respectively, due primarily to tax-exempt income and decreases in state tax expense.

For the nine months ended June 30, 2009, the Company had a net loss of $212,000, or $0.09 per diluted share, compared to a net loss of $307,000 for the same period in 2008.

Net interest income after provision for loan losses increased $2.4 million for the nine-month period ended June 30, 2009 as compared to the same period in 2008. Interest income increased $132,000 when comparing the two periods primarily due to an increase in the average balance of earning assets from $194.1 million in 2008 to $217.9 million in 2009, which more than offset a decrease in the average tax-equivalent yield on interest-earning assets from 6.52% for the nine-month period ended June 30, 2008 to 5.90% for the same period in 2009.  Interest expense decreased $1.1 million when comparing the two periods as the average cost of interest-bearing liabilities decreased from 3.54% to 2.64%, which more than offset an increase of those liabilities from $171.9 million in 2008 to $172.9 million in 2009.  The provision for loan losses decreased $1.1 million from $1.5 million for the nine-month period ended June 30, 2008 to $400,000 for the same period in 2009. The primary factor that contributed to the significant provision for loan losses for 2008 was the diminished repayment ability of a large borrower whose loans were secured by non-owner occupied, single-family residential real estate whose condition and market value deteriorated significantly since the origination of the loans.  The provision for this particular lending relationship amounted to approximately $881,000 and was recorded in March 2008.

Noninterest income increased $75,000 for the nine-month period ended June 30, 2009 as compared to the same period in 2008. Service charges on deposit accounts increased $48,000 and the increase in cash surrender value of life insurance was $51,000 higher when comparing the two periods, offset by a decrease in other income of $27,000 which primarily represented a one-time gain on the sale of Visa, Inc. stock during the 2008 period.

Noninterest expenses increased $2.4 million for the nine-month period ended June 30, 2009 as compared to the same period in 2008. Charitable contributions increased $1.2 million when comparing the two periods primarily as a result of the $1.2 million one-time contribution to First Savings Charitable Foundation which was organized in connection with, and funded upon completion of, the Company’s initial public offering.  The contribution consisted of $100,000 cash and 110,000 shares of Company common stock (issued at $10.00 per share). Compensation and benefits expense increased $480,000 primarily due to $192,000 in ESOP compensation expense, as well as a reduction of $252,000 in compensation and benefits costs deferred in connection with loan originations.  Professional fees increased $153,000 primarily due to operation as a public company, consulting fees related to Sarbanes-Oxley compliance and evaluation of the Bank’s current and prospective core processing vendors, and fees related to the organization and operation of the Bank’s investment subsidiary organized in October 2008. Occupancy and equipment expense increased $72,000 primarily due to increased depreciation, utilities, and repairs and maintenance expense.  Other operating expenses increased $529,000 primarily due to increases in FDIC premiums of $206,000, including the special one-time assessment for the quarter ended June 30, 2009, employee and director related expenses including training expenditures, fees related to the curtailment and termination of the Bank’s defined benefit pension plan, ESOP plan administration fees and increased other operating expenses.

The Company recognized a tax benefit of $342,000 for the nine-month period ended June 30, 2009 as compared to a tax benefit of $309,000 for the same period in 2008.

Total assets as of June 30, 2009 were $245.6 million compared to $228.9 million at September 30, 2008. Investment securities increased $27.3 million and net loans increased $3.0 million, while cash and cash equivalents decreased $13.8 million due primarily to the investment of the stock conversion proceeds which were held on deposit at September 30, 2008.  Nonperforming assets increased $2.1 million which represents increases in nonaccrual loans of $1.7 million and foreclosed real estate and other repossessed assets of $750,000, offset by a decrease in accruing loans past due over ninety days of $397,000.  The nonaccrual loans primarily consist of loans secured by fully-completed speculative construction properties listed for sale ($501,000), non-owner occupied, one-to-four family residential investment properties ($703,000), commercial real estate ($462,000), and land and land developments ($433,000).

Deposits decreased $16.3 million from September 30, 2008 to June 30, 2009 due primarily to the elimination of funds on deposit for the stock conversion subscription orders and attrition of certificates of deposit that were replaced by lower-cost Federal Home Loan Bank of Indianapolis (FHLBI) advances. Advances from the FHLBI increased $10.7 million as the Bank borrowed fixed and variable rate advances in order to replace deposit attrition and fund securities and loan growth.

Stockholders’ equity increased $22.4 million from $29.7 million at September 30, 2008 to $52.2 million at June 30, 2009.  The increase is due primarily to the net proceeds from the Company’s initial public offering of $22.4 million.  Accumulated other comprehensive income increased $199,000 due to net unrealized gains on available for sale securities for the nine-month period ended June 30, 2009.  These increases were offset by the net loss of $212,000 for the nine-month period ended June 30, 2009.

First Savings Bank, FSB currently has seven offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs and Georgetown. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact
Tony A. Schoen, CPA
Chief Financial Officer
812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
OPERATING DATA:	2009	2008	2009	2008
(Dollars in thousands, except per share data)

Total interest income	$9,576	$9,444	$3,272	$3,143
Total interest expense	3,425	4,566	1,060	1,470

Net interest income	6,151	4,878	2,212	1,673
Provision for loan losses	400	1,536	272	333

Net interest income after provision for loan losses	5,751	3,342	1,940	1,340

Total noninterest income	826	751	291	252
Total noninterest expense	7,131	4,709	2,080	1,561

Income (loss) before income taxes	(554)	(616)	151	31
Income tax benefit	(342)	(309)	(2)	(10)

Net Income (Loss)	$(212)	$(307)	$153	$41

Net Income (Loss) per share, basic	(0.09)	n/a	0.06	n/a
Weighted average common shares outstanding, basic	2,300,848	n/a	2,357,331	n/a

Net Income (Loss) per share, diluted	(0.09)	n/a	0.06	n/a
Weighted average common shares outstanding, diluted	2,300,848	n/a	2,357,331	n/a

Performance ratios (three-month data annualized):
Return on average assets	-0.12%	-0.20%	0.25%	0.08%
Return on average equity	-0.55%	-1.38%	1.18%	0.56%
Interest rate spread	3.26%	2.98%	3.48%	3.02%
Net interest margin	3.81%	3.38%	3.96%	3.41%

	June 30,	September 30,
FINANCIAL CONDITION DATA:	2009	2008
(Dollars in thousands)

Total assets	$245,592	$228,924
Cash and cash equivalents	7,575	21,379
Investment securities	46,460	19,153
Gross loans	179,520	176,536
Allowance for loan losses	1,699	1,729
Earning assets	228,310	211,297
Deposits	172,910	189,209
FHLB debt	18,708	8,000
Total liabilities	193,427	199,204
Stockholders' equity	52,165	29,720

Non-performing assets:
Nonaccrual loans	2,532	798
Accruing loans past due 90 days	456	853
Foreclosed real estate	1,228	390
Other nonperforming assets	58	146

Asset quality ratios:
Allowance for loan losses as a percent of
total gross loans	0.95%	0.98%
Allowance for loan losses as a percent of
nonperforming loans	56.86%	104.72%
Nonperforming loans as a percent of total loans	1.66%	0.94%
Nonperforming assets as a percent of total assets	1.74%	0.96%